Exhibit 99.1

C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 200
Eden Prairie, Minnesota 55344

Chad Lindbloom, vp and chief financial officer (952) 937-7779

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS
Income from Operations Up 12.1 Percent For the Quarter

MINNEAPOLIS, July 23, 2002 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq:CHRW), today reported financial results for the three months and six months ended June 30, 2002.

For the second quarter of 2002, gross profits increased 3.0 percent to $121.6 million from $118.0 million in 2001. Income from operations increased 12.1 percent to $41.0 million from $36.6 million in 2001. Net income increased 11.3 percent to $25.2 million from $22.6 million in 2001. Basic net income per share increased 11.1 percent to $0.30 from $0.27 cents per share in 2001. Diluted net income per share increased 11.5 percent to $0.29 from $0.26 cents per share in 2001.

For the six months ended June 30, 2002, gross profits increased 1.7 percent to $235.2 million from $231.3 million in 2001. Income from operations increased 13.5 percent to $74.8 million from $65.9 million in 2001. Net income increased 12.9 percent to $46.0 million from $40.8 million in 2001. Basic net income per share increased 14.6 percent to $0.55 from $0.48 cents per share in 2001. Diluted net income per share increased 12.5 percent to $0.54 from $0.48 cents per share in 2001.

“We continue to aggressively manage our operating expenses and overall are pleased with our earnings growth for the quarter,” said John Wiehoff, chief executive officer of C.H. Robinson. “During the second quarter, we experienced increasing volumes in our truckload business, however our gross margin declined due to overall tight truck capacity. We will continue to adapt to this changing marketplace and are confident that we are positioning ourselves for accelerating revenue growth.”

For the second quarter, transportation gross profits increased 1.7 percent. The increase was the result of gross profit increases in our less-than-truckload, intermodal, international and transportation management businesses, combined with a 1.7 percent decline in the company’s truckload transportation business. The truckload gross profit decline was the result of a decrease in our gross profit per transaction, as we had slight increases in volume during the quarter.

For the second quarter, sourcing gross profits increased 4.7 percent. We continue to see the trend of less volume with our traditional business with produce wholesalers, which is offset by increases in volumes and gross profits with large retailers.

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C.H. Robinson Worldwide, Inc.
July 23, 2002

For the second quarter, information services gross profits increased 25.5 percent. T-Chek related profits, which as of July 1, 2001 comprise 100 percent of information services, increased 27.6 percent during the quarter.

For the quarter, selling, general, and administrative expenses were $22.0 million, a decrease of 12.1 percent from $25.0 million in 2001. Amortization of certain intangible assets has been eliminated due to new accounting rules, which reduced amortization expense by $1.3 million in the second quarter. In addition, we had notable declines in communications costs, travel expenses, and contractor costs.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 15,000 customers through a network of 146 offices in North America, South America, Europe and Asia. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, risks associated with operations outside of the U.S., changing economic conditions such as general economic slowdown and decreased consumer confidence, the effect of the company’s accounting policies, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2002.

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C.H. Robinson Worldwide, Inc.
July 23, 2002

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
Gross revenues and management fees	$842,720	$796,694	$1,582,751	$1,529,178

Gross profits:
Transportation:
Truck	$89,724	$89,958	$175,676	$177,166
Intermodal	5,066	3,849	9,234	7,594
Ocean	4,301	4,034	8,140	7,509
Air	846	792	1,399	1,455
Miscellaneous	2,099	1,741	4,155	3,378

Total transportation	102,036	100,374	198,604	197,102
Sourcing	13,018	12,436	24,342	23,966
Information services	6,516	5,193	12,221	10,244

Total gross profits	121,570	118,003	235,167	231,312

Operating costs and expenses:
Personnel expenses	58,634	56,445	117,520	113,708
Selling, general and administrative expenses	21,965	25,001	42,838	51,673

Total operating costs and expenses	80,599	81,446	160,358	165,381

Income from operations	40,971	36,557	74,809	65,931
Investment and other income	352	739	680	1,245

Income before provision for income taxes	41,323	37,296	75,489	67,176
Provision for income taxes	16,117	14,654	29,441	26,400

Net income	$25,206	$22,642	$46,048	$40,776

Net income per share (basic)	$0.30	$0.27	$0.55	$0.48

Net income per share (diluted)	$0.29	$0.26	$0.54	$0.48

Weighted average shares outstanding (basic)	84,339	84,353	84,307	84,362

Weighted average shares outstanding (diluted)	85,980	85,882	85,825	85,818

	As of June 30,
Operational Data:	2002	2001
Employees	3,768	3,708
Branches	146	138

C.H. Robinson Worldwide, Inc.
July 23, 2002

CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(In thousands, except per share data)

	June 30, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$124,658	$115,741
Receivables	409,056	370,378
Other current assets	17,397	17,096

Total current assets	551,111	503,215
Net property and equipment	29,448	30,920
Intangible and other assets	162,303	149,355

	$742,862	$683,490

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$299,878	$267,708
Accrued compensation	22,488	32,098
Other accrued expenses	23,999	23,722

Total current liabilities	346,365	323,528
Total long term liabilities	6,410	4,147
Total stockholders’ investment	390,087	355,815

	$742,862	$683,490

C.H. Robinson Worldwide, Inc.
July 23, 2002

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(In thousands, except per share data)

	Six Months Ended
	June 30, 2002	June 30, 2001
Operating activities:
Net income	$46,048	$40,776
Depreciation and amortization	7,121	9,600
Other non-cash expenses	2,134	3,841
Net changes in operating elements	(14,414)	(45,741)

Net cash provided by operations	40,889	8,476

Investing activities:
Net property additions/retirements	(4,454)	(4,431)
Cash paid for acquisitions, net	(15,716)	—
Other assets, net	(470)	(366)

Net cash used for investing	(20,640)	(4,797)

Financing activities:
Net sales/repurchases of common stock	(1,200)	(3,556)
Cash dividends	(10,132)	(8,450)

Net cash used for financing activity	(11,332)	(12,006)
Net increase (decrease) in cash	8,917	(8,327)
Cash and cash equivalents, beginning of period	115,741	79,912

Cash and cash equivalents, end of period	$124,658	$71,585

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